UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 5, 2019
 Date of Report (Date of earliest event reported)

IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33155 (Commission File No.)	04-3444218 (IRS Employer Identification No.)

50 Old Webster Road
Oxford, Massachusetts 01540
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (508) 373-1100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On March 5, 2019, the Board of Directors (the “Board”) of IPG Photonics Corporation (the “Company”) amended and restated the Company’s Bylaws (the “Amended Bylaws”) to implement proxy access.
The Amended Bylaws include a new provision that, among other things, permits a stockholder, or a group of up to 20 stockholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s annual meeting proxy materials director nominees constituting up to the greater of two director nominees or 20 percent of the number of directors up for election, provided that the stockholders and nominees satisfy the requirements specified in the Amended Bylaws. The Amended Bylaws also include other conforming changes to reflect the adoption of the proxy access provision. The Amended Bylaws are effective immediately and proxy access will first be available to stockholders at the Company’s 2020 annual meeting of stockholders.
The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Bylaws, which is attached hereto as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 8.01. Other Events.
Certain directors and officers of the Company adopt from time to time pre-arranged trading plans (each, a “Plan”) designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a plan or contract for pre-arranged sales of Company securities under specified conditions and at specified times. Using these Plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might possess inside information.
The Plan adopted by George BuAbbud, Vice President of Telecommunications Product, provides for the sale of up to 23,584 shares over a period ending December 2019, including shares acquired upon exercise of stock options, unless terminated sooner in certain circumstances. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.
The Plan adopted by a trust related to Igor Samartsev, Director, Senior Vice President and Chief Technology Officer, provides for the sale of up to 3,200 shares over a period ending February 2020, unless terminated sooner in certain circumstances. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.
The Plan adopted by Trevor Ness, Senior Vice President, Worldwide Sales and Marketing, provides for the sale of up to 15,074 shares, including shares acquired upon exercise of stock options, over a period ending March 2020, unless terminated sooner in certain circumstances. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.
The Plan adopted by the Valentin Gapontsev Trust I provides for the sale of up to 38,000 shares over a period ending May 2020, unless terminated sooner in certain circumstances. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.
The Plan adopted by the Valentin Gapontsev Trust III provides for the sale of up to 6,700 shares over a period ending May 2020, unless terminated sooner in certain circumstances. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.
The Company does not undertake to report Plans that may be adopted by any directors, officers or affiliates of the Company in the future, or to report any modification or termination of any Plan, except to the extent required by law.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

3.2	Amended and Restated Bylaws of IPG Photonics Corporation

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.2	Amended and Restated Bylaws of IPG Photonics Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION

March 7, 2019	By:	/s/ Angelo P. Lopresti
Angelo P. Lopresti
Senior Vice President, General Counsel & Secretary